Supplement to
Prospectus Supplement dated July 27, 2007
(To Prospectus Dated December 1, 2006)

$511,531,774
(Approximate)

Morgan Stanley Mortgage Loan Trust 2007-12
(Issuing Entity)

Mortgage Pass-Through Certificates, Series 2007-12

Morgan Stanley Capital I Inc.
(Depositor)

Morgan Stanley Mortgage Capital Inc.
(Sponsor and Seller)

Wells Fargo Bank, National Association
(Master Servicer)

This Supplement revises the Prospectus Supplement dated July 27, 2007 to the Prospectus dated December 1, 2006 with respect to the above captioned series of certificates as follows:

With respect to each Distribution Date, the “Interest Accrual Period” for the Class 3-A-23, Class 3-A-24, Class 3-A-26, Class 3-A-27, Class 3-A-28, Class 3-A-29, Class 3-A-30, Class 3-A-31, Class 3-A-32, Class 3-A-33, Class 3-A-34 and Class 3-A-36 Certificates as set forth in the prospectus supplement on (i) pages v and vi, (ii) page S-3 and (iii) page S-99 is hereby changed to be the one-month period commencing on the 25th day of the month prior to the month in which that Distribution Date occurs and ending on the 24th day of the month in which that Distribution Date occurs.

The following is added as the ninth bullet point in the Risk Factor “The Exchangeable Certificates Are Subject to Additional Risks” on pages S-18 and S-19 of the prospectus supplement:

•
If you own depositable certificates with fixed pass-through rates and chose to exchange them for certain of the combinations with pass-through rates that adjust based upon LIBOR, the exchange will result in a change in interest accrual periods.  As a result, you may not receive the entire distribution of interest that you would have been entitled to and your yield could be adversely affected.

MORGAN STANLEY

The date of this Supplement is August 6, 2007.